press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	November 4, 2011		716-687-4225

MOOG ANNOUNCES FOURTH QUARTER EPS UP 17%
AND FISCAL 2011 EPS UP 25%

Moog Inc. (NYSE: MOG.A and MOG.B) announced today fiscal year 2011 sales of $2.33 billion, up 10%.  Net earnings were $136 million and earnings per share of $2.95 were up 26% and 25%, respectively compared to last year.

For the fourth quarter, sales of $619 million were up 8% from last year. Net earnings were $38 million, up 18%, and earnings per share of $.83 were 17% higher than last year.

Aircraft sales for the year were $851 million, up 12% from the year previous, driven by very strong military and commercial aftermarket sales. Military sales were $498 million with sales on the F-35 Joint Strike Fighter, V-22 tilt rotor and the Blackhawk helicopter mostly unchanged. Military aftermarket sales were $204 million, a Company record. Commercial aircraft sales for the year of $314 million were 20% higher on stronger sales to Boeing and Airbus. Sales to business jet manufacturers were $33 million, a 24% improvement. Commercial aftermarket revenues of $100 million were 21% higher than a year ago. The Company’s navigation aids product line had sales of $38 million.

In the fourth quarter, Aircraft sales of $228 million were up 13% from the same quarter last year. Military aircraft sales were up 13%, once again the result of higher sales in the aftermarket. Commercial aircraft revenues in the quarter of $81 million were 10% higher. Boeing Commercial revenues were flat while revenues for products sold to business jet manufacturers were slightly higher. Sales to Airbus increased 36% as production increased on existing Airbus programs.

The Space and Defense segment had another strong year. Sales of $356 million were up 9%. Sales of controls on tactical missiles, at $66 million, were up 39% and offset lower sales on satellites. Deliveries for the Driver’s Vision Enhancer (DVE) system were about equal to last year. Security and surveillance product sales were up $21 million, helped by the 2010 Pieper acquisition. Sales to NASA on the Space Launch System and Crew Launch Vehicle development programs were up $10 million to a total of $28 million.

Space and Defense fourth quarter sales were up only slightly from a year ago at $93 million. The growth was mainly driven by NASA programs and security and surveillance products.

Sales for the year in the Industrial Systems segment were $629 million, a 15% increase. Capital equipment market sales were higher, reflecting strong demand for plastics machine controls, metal forming press controls and specialized test equipment. Sales of simulator motion systems were $69 million, up 43%. Wind energy sales, at $132 million, were lower than last year reflecting reduced demand from turbine manufacturers in China.

Industrial sales in the fourth quarter of $173 million were up 8%. Capital equipment sales were up 28% to $52 million and wind energy sales were $39 million.

Components Group sales for the year of $353 million, and for the fourth quarter of $89 million, were slightly lower than last year. Growth in marine, medical and industrial markets offset the weaker military aircraft and space and defense markets. Animatics, a third quarter 2011 acquisition, added $5 million in sales to the year.

The Medical Devices segment generated sales of $142 million, up 12% from last year. The segment showed significantly improved sales in the second half of the year. For the quarter, sales in Medical Devices of $37 million were up 18% from a year ago.

Year-end backlog of $1.3 billion was up $144 million, or 12%, from a year ago.

The Company updated its guidance for fiscal 2012. The current forecast has sales increasing 8% to $2.52 billion, net earnings of $152 million and earnings per share of $3.31, a 12% increase over fiscal 2011.

“Fiscal 2011 was another great year for our company,” said R.T. Brady, Chairman and CEO. “Strong sales growth produced even stronger earnings growth. Many good things are happening. Airplanes that we’ve worked on for years are moving into production. NASA now has a plan. The recovery in our industrial markets continues and our medical business is back on track. We look forward to an even stronger 2012.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.  Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference herein that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the results described in the forward-looking statements. These important factors, risks and uncertainties include:

i.	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;
ii.	our dependence on government contracts that may not be fully funded or may be terminated;
iii.	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;
iv.	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;
v.	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;
vi.	intense competition, which may require us to lower prices or offer more favorable terms of sale;
vii.	our indebtedness, which could limit our operational and financial flexibility;
viii.	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;
ix.
increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

x.	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth;
xi.	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;
xii.	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;
xiii.	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;
xiv.
our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

xv.	our dependence on our management team and key personnel;
xvi.	the possibility of a catastrophic loss of one or more of our manufacturing facilities;
xvii.	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;
xviii.	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;
xix.	the possibility that government regulation could limit our ability to sell our products outside the United States;
xx.
product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

xxi.	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;
xxii.	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;
xxiii.	the possibility that litigation results may be unfavorable to us;
xxiv.
our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

xxv.	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;
xxvi.	the cost of compliance with environmental laws;
xxvii.	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;
xxviii.
our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Net sales	$619,061	$571,811	$2,330,680	$2,114,252
Cost of sales	440,269	407,450	1,651,203	1,501,641

Gross profit	178,792	164,361	679,477	612,611

Research and development	29,033	27,434	106,385	102,600
Selling, general and administrative	91,922	79,887	353,964	313,408
Restructuring expense	(203)	333	751	5,125
Interest	8,654	9,379	35,666	38,742
Other	333	2,833	(1,074)	3,300

Earnings before income taxes	49,053	44,495	183,785	149,436

Income taxes	10,892	12,195	47,764	41,342
Net earnings	$38,161	$32,300	$136,021	$108,094

Net earnings per share

Basic	$0.84	$0.71	$2.99	$2.38
Diluted	$0.83	$0.71	$2.95	$2.36

Average common shares outstanding

Basic	45,573,714	45,384,695	45,501,806	45,363,738
Diluted	46,037,119	45,759,034	46,047,422	45,709,020

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Net Sales

Aircraft Controls	$227,818	$201,565	$850,490	$756,550

Space and Defense Controls	92,536	89,433	355,762	325,474

Industrial Systems	173,312	159,881	629,312	545,672

Components	88,503	89,563	353,142	359,992

Medical Devices	36,892	31,369	141,974	126,564

Net sales	$619,061	$571,811	$2,330,680	$2,114,252

Operating Profit (Loss) and Margins

Aircraft Controls	$21,478	$21,927	$83,776	$76,374
	9.4%	10.9%	9.9%	10.1%

Space and Defense Controls	11,596	11,280	49,245	35,844
	12.5%	12.6%	13.8%	11.0%

Industrial Systems	18,676	16,545	62,805	48,109
	10.8%	10.3%	10.0%	8.8%

Components	8,930	15,326	50,353	60,159
	10.1%	17.1%	14.3%	16.7%

Medical Devices	2,079	(3,512)	241	(4,044)
	5.6%	(11.2%)	0.2%	(3.2%)
Total operating profit	62,759	61,566	246,420	216,442
	10.1%	10.8%	10.6%	10.2%

Deductions from Operating Profit

Interest expense	8,654	9,379	35,666	38,742

Equity-based compensation expense	1,033	776	6,952	5,445

Corporate expenses and other	4,019	6,916	20,017	22,819

Earnings before Income Taxes	$49,053	$44,495	$183,785	$149,436

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	October 1,	October 2,
	2011	2010

Cash	$113,679	$112,421

Receivables	655,805	619,861

Inventories	502,373	460,857

Other current assets	108,589	99,140
Total current assets	1,380,446	1,292,279

Property, plant and equipment	503,872	486,944

Goodwill and intangible assets	932,566	910,690

Other non-current assets	26,083	22,221
Total assets	$2,842,967	$2,712,134

Notes payable	$9,283	$1,991

Current installments of long-term debt	1,407	5,405

Contract loss reserves	45,173	40,810

Other current liabilities	490,527	431,268

Total current liabilities	546,390	479,474

Long-term debt	714,757	757,320

Other long-term liabilities	389,929	354,384
Total liabilities	1,651,076	1,591,178

Shareholders' equity	1,191,891	1,120,956
Total liabilities and shareholders' equity	$2,842,967	$2,712,134